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                                                                  EXHIBIT 99.k.2

                            ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of this ___ day of October 2005, by and between Tortoise North American Energy Corporation, a Maryland corporation (the "Company" or "Fund"), and SEI Investments Mutual Funds Services (the "Administrator"), a Delaware business trust.

     WHEREAS, the Company is a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and is authorized to issue shares of common stock; and

     WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to the Company on the terms and conditions hereinafter set forth herein;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

     ARTICLE 1. Retention of the Administrator. The Fund hereby retains the Administrator to furnish the Fund with accounting and administrative services as set forth in this Agreement, and the Administrator hereby accepts such employment. The Administrator shall be deemed to be an independent contractor for all purposes herein.

     ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule A hereto. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund and (ii) shall not provide any investment advisory services to the Fund, and shall have no liability related to the foregoing. The Administrator, and not the Fund, shall provide all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Directors' meetings) in connection with providing the services required to be provided by the Administrator hereunder. The Administrator may sub-contract with third parties to perform certain of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall disclose to the Fund the name of each sub-contractor that performs a material part of the services and the services performed by such sub-contractor, and shall remain principally responsible to the Fund for the acts and omissions of such other entities. In meeting its duties hereunder, the Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

     ARTICLE 3. Allocation of Charges and Expenses.

     (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement.

     (B) Fund Expenses. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in

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connection with issuing or redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of registration of Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of Directors' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Fund. The Fund shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges, and reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

     ARTICLE 4. Compensation of the Administrator. Fund shall pay to the Administrator compensation at the annual rate specified in Schedule B to this Agreement until this Agreement is terminated in accordance with Article 6. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

     ARTICLE 5. Limitation of Liability and Indemnification. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term "Administrator" shall include Directors, officers, employees and other agents of the Administrator as well as that entity itself.) The Administrator shall indemnify the Fund, its directors, officers, employees and other agents and hold them harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

     So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or gross negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, the Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of Administrator in carrying out its duties hereunder.

     Under no circumstances shall an indemnitor be liable to an indemnitee for consequential, indirect or punitive damages. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     If in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitee shall promptly advise the indemnitor of the pertinent facts concerning the situation in question, and the indemnitee will use all reasonable care to identify and notify the indemnitor

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promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

     The indemnitor shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnitor elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnitor and satisfactory to the indemnitee, whose approval shall not be unreasonably withheld. In the event that the indemnitor elects to assume the defense of any suit and retain counsel, the indemnitee shall bear the fees and expenses of any additional counsel retained by it. If the indemnitor does not elect to assume the defense of a suit, it will reimburse the indemnitee for the fees and expenses of any counsel retained by the indemnitee. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

     With respect to any matter arising in connection with the Administrator's duties, the Administrator may apply to the Fund at any time for instructions and may, upon approval from Fund, consult counsel for the Fund or Fund accountant, at the Fund's expense. The Administrator may consult its own counsel and outside accountants and other experts, at its own expense. The Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Fund until receipt of written notice thereof from the Fund.

     Nothing herein shall make the Administrator liable for the performance or omissions of unaffiliated third parties not under the Administrator's reasonable control such as, by way of example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

     The Administrator is entitled to rely on the price information provided by the Fund's advisor, brokers and custodians in order to calculate the Fund's net asset value (and the value of shareholders' capital accounts based upon such valuation) and the Administrator shall not be liable for any valuation errors resulting from the use of such information.

     ARTICLE 6. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth in Schedule B hereto and shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in Schedule B, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on at least 90 days' prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided (i) the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date or (ii) the breaching party has committed a material breach two or more times during any six month period (even if such prior breaches have been cured) and the terminating party has notified the other party of such material breach at least 30 days prior to the specified date of termination; or (c) as to the Fund, effective upon the liquidation of the Fund. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of the Fund are sold or

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otherwise disposed of and proceeds there from are distributed in cash to the shareholders in complete liquidation of the interests of shareholders in the Fund.

     In the event that, in connection with termination, a successor to any of the Administrator's duties or responsibilities hereunder is designated by the Fund by written notice to the Administrator, the Administrator will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Administrator under this Agreement in the form such books, records and other data are maintained by the Administrator.

     ARTICLE 7. Activities of the Administrator. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

     ARTICLE 8. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its shareholders received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that Administrator may disclose such information as required by law or after prior notification to and approval in writing by the Fund, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties (other than monetary damages) for failure to comply and may not be unreasonably withheld where the Administrator may be exposed to civil damages, unless the Fund agrees in advance and in writing to indemnify the Administrator for any costs or losses incurred by the Administrator for such failure to comply.

     ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Fund shall be prepared and maintained in compliance with those rules and at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Administrator against such liability.

     ARTICLE 10. Compliance With Governmental Rules and Regulations. The Administrator undertakes to comply in all material respects with applicable requirements of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act), and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

     ARTICLE 11. Internet Access. Data and information may be made electronically accessible to the Fund and its adviser and/or sub-adviser through Internet access to one or more links provided by the Administrator ("Manager Dashboard"). All rights in Manager Dashboard

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(including text and "look and feel" attributes) are owned by the Administrator.
Any commercial use of the content or any other aspect of Manager Dashboard requires the written permission of Administrator. Use of Manager Dashboard by the Fund or its agents will be subject to any terms of use set forth on the web site. Manager Dashboard and the information (including text, graphics and functionality) in Manager Dashboard is presented "As Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. Administrator neither warrants that Manager Dashboard will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on Manager Dashboard.

     ARTICLE 12. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     ARTICLE 13. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided that the Administrator may assign its rights and delegate it duties under this Agreement to any affiliate of SEI Investments Company.

     ARTICLE 14. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

     ARTICLE 15. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to Fund, at 10801 Mastin Boulevard, Suite 222, Overland Park, Kansas 66210, Attn: David J. Schulte; and if to the Administrator at One Freedom Valley Drive; Oaks, Pennsylvania 19456; Attn: General Counsel.

     ARTICLE 16. Force Majeure. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

     ARTICLE 17. Equipment Failures. In the event of equipment failures beyond the Administrator's control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual

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arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     ARTICLE 18. Definitions of Certain Terms. The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 19. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

     ARTICLE 20. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws therein, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 21. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 22. Binding Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

     ARTICLE 23. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     ARTICLE 24. Agreement for the Sole Benefit of the Administrator and the Fund. This Agreement is for the sole and exclusive benefit of the Administrator and the Fund and will not be deemed to be for the direct or indirect benefit of the clients or customers of the Administrator or the Fund. The clients or customers of the Administrator or the Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and, subject to the provisions set forth in Article 5 of this Agreement, each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys' fees, based on this Agreement or the services provided hereunder.

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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

TORTOISE NORTH AMERICAN ENERGY CORPORATION


By:
    ------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------


SEI INVESTMENTS MUTUAL FUNDS SERVICES


By:
    ------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------

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                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                          DATED AS OF OCTOBER __, 2005
                                     BETWEEN
                   TORTOISE NORTH AMERICAN ENERGY CORPORATION
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

Administrator shall provide the following services to the Fund:

FUND ACCOUNTING SERVICES

Cash Processing

     -    Record capital activity

     -    Reconcile shares and cash with transfer agent

     -    Resolve cash movement discrepancies

     -    Reconcile cash balance with custodian using an automated feed

     -    Provide advisor with daily cash availability, no later than 9:30 am
          EST

     -    Provide 5-day cash projection via internet

     - Reconcile security balances with custodian using an automated custodian feed

     - Identify failed trades and notify custodian if the custodian settles items on an "actual settle basis"

VALIDATION OF INCOME & EXPENSE ACCRUALS

     - Track and validate income and expense accruals including but not limited to, amortization, accretion, interest and dividend income for securities

     - Analyze and modify expense accrual changes no less frequently than quarterly

     - Ensure income and expense categories are properly classified for reporting purposes

     -    Calculate administration and advisory fees

     - Maintain book/tax differences off-line to assist in tax return preparation (no special transactions involved)

INCOME & CAPITAL GAIN DISTRIBUTIONS

     - Calculate and record income and capital gains distribution factors as required by prospectus

     -    Reconcile with book of record and resolve differences

     - Coordinate estimated cash payments required for capital gains and dividends not reinvested

SECURITY MASTER FILE & TRADE PROCESSING

     -    Maintain security master file with all indicative data elements

     -    Receive security trades no later than T+1

     -    Enter same-day settlement trades on Trade Date (T)

     -    Validate trade information

     - Maintain tax lot records according to a default selected by the advisor

     - Record all mandatory corporate actions, validating income, amortization and adjustments

     -    Receive and record corporate actions

     -    Track international dividend reclaims, if applicable

     -    Maintain bond ratings for all fixed income holdings on a daily basis

     -    Update outstanding share position for all equity holdings

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FUND VALUATION

     -    Follow approved standard pricing and valuation policies

     - Obtain portfolio security valuations from appropriate sources consistent with the Administrator's pricing and valuation policies (as adopted by the Fund).

     - Obtain broker quotes for securities whose prices cannot be obtained from pricing vendors or advisor

     -    Manage and respond to price challenges by advisor

     - Check for trading halts on securities and other pricing anomalies at market close and communicate to advisor.

     - Facilitate and participate in fair value committee meetings if requested

     -    Validate prices that deviate from pre-established thresholds

     -    Calculate NAV of each fund

     -    Communicate NAVs to Bloomberg and other reporting agencies as directed

     -    Provide stale pricing reports to advisor

     - Update month end deferred tax templates, if required, no later than the 1st business day following month end, as directed

ACCOUNTING REPORTING

     - Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate, and submit to Tortoise, and third party reporting agencies, as requested

     - Produce standard reports which are delivered in an automated fashion, via SEI Manager Dashboard at advisor locations:

          -    Daily Information

          -    Capital Share Activity

          -    Days to Maturity

          -    Daily Advisor

          -    Daily Total Return

          -    Distributed Income

          -    Earned Income & Amortization

          -    Expense Report

          -    Issuer Exception Report

          -    Transactional Detail

          -    NAV Impact Summary

          -    Summary Schedule of Investments

FUND ADMINISTRATION SERVICES

THIRD PARTY REPORTING

     - Distribute daily and monthly data feeds to various major third party reporting agencies as directed

     - Distribute full portfolio holdings to selected third party reporting agencies as directed

     -    Provide fund updates to third party reporting agencies as directed

     -    Assist in resolution of errors reported by third party agencies

     -    Provide feeds to SEI's Fund Reporting

     - Disseminate to the New York Stock Exchange quarterly earnings statements, annual CEO certifications and annual and any interim written affirmation statements, record date notification for annual meetings of Fund shareholders, proxy voting updates and final results and miscellaneous press releases as periodically required with respect to material changes within the Fund

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PERFORMANCE REPORTING AND INVESTMENT ANALYSIS

     - Provide standard reports in electronic format (FTP or email) including:

          -    Daily Info

          -    Blackbar

          -    Indices Report

     - Provide plot points and total return data for financial regulatory reporting (prospectuses, annuals, semi-annuals, board materials)

     -    Provide conversion support

     -    Provide benchmark analysis and collection

     -    Provide standard performance extract

     -    Provide standard holdings extract

     -    Provide third party check (Lipper, Morningstar)

     - Provide fully automated fund performance report using Advanced Reporting Template

     -    Provide After Tax Return Reporting for fund as of calendar year end

     -    Provide date to date reporting available through SEI Manager Dashboard

FINANCIAL STATEMENT PREPARATION

     - Create financial statement timeline, review with Tortoise and manage deadlines

     -    Manage annual and semi-annual report preparation process

     - Coordinate preparation, printing and delivery of annual and semi-annual reports to shareholders

     - Prepare quarterly financial statements which include without limitation the following items:

          Schedule of investments

          Statement of assets and liabilities

          Statement of operations

          Statement of changes in net assets

          Statement of cash flows

          Financial highlights

          Notes to financial statements

     - Prepare as needed financial statements in an acceptable format no later than 15 days after month-end for regulatory filings.

     - Contact advisor to receive trades on trade date for fiscal quarter-ends

     - Review "shell" financial statements (prior period numbers, new disclosures, etc.)

     - Typeset through SEI-selected typesetter to match the design and format of existing Tortoise shareholder communications, or as directed by Tortoise

     - Identify non-income producing securities, restricted, illiquid, unlisted, STEPS, PIKS, segregated, on-loan, defaulted, TIPS and when-issued securities

     -    Send draft financial statements to Tortoise for review

     - Incorporate advisor changes to financial statements and provide to printer

     -    Incorporate ROCSOP adjustments into financial statements

     -    Incorporate MD&A, graphs, etc.

     - Coordinate review with various departments (legal, tax, audit, etc.) and coordinate changes with Tortoise and printer

     -    Provide "Blueline" to Tortoise for review and approval

     -    Review "Blueline" and clear for print

     -    Complete N-SAR and file with the SEC

     -    Review and release EDGAR version of financial statement to SEC

     - Monitor for compliance with New Accounting Standards issued by the American Institute of Certified Public Accountants

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TREASURY SERVICES

     Budgets:

     -    Set expense assumptions and review preliminary budgets with Tortoise

     - Adjust budget assumptions and discuss with Tortoise no less frequently than quarterly

     -    Calculate monthly revenue

     Expense Payments:

     - Process payments to advisor, and administrator by 4th business day after written authorization

     - Pay Fund expenses to vendors and service providers upon written authorization from the Company

     Board Reports:

     -    Support all reporting required for the board meetings

     -    Provide legal support to compile reports and manage the process

     -    Create quarterly dividend payment report

     -    Report change in Net Assets

     -    Create analysis of expense summary

     N-2:

     -    Provide fee, expense and other statistical information as required

REGULATORY ASSISTANCE (COMPLIANCE)

     -    Provide support for SEC audits or inquiries including,

          -    Coordinate with the SEC on issues as requested

          -    Organize all necessary information

          - Respond to any SEC inquiries and assist the advisor with responses

     -    Compile reports for audits, where data resides only at SEI

     - Prepare and file via EDGAR annual and semi-annual reports, Forms N-SAR, N-CSR, Form N-Q and N-PX filings

     -    File shareholder reports under rule 30b2-1

     -    File fidelity bond under Rule 17g-1

     - Process and reconcile leveraged positions, including reconciliation with creditors and monitor lending covenant compliance. Accrue expense for debt and preferred stocks set by auction rate or as determined in prospectus.

     - Prepare rating agencies compliance certificates within 5 business days following month-end

     - Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the "SOX Act") or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change SEI's standard of care set forth herein

PORTFOLIO COMPLIANCE POST-TRADE (SECONDARY) CHECKS

     - Monitor and report Fund's compliance with the policies and investment limitations of the Company as set forth in its prospectus and statement of additional information or as amended as notified by the Company

     - Monitor and report Fund's compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company

     - Monitor and report compliance with the 1940 Act requirements, including:

          Asset diversification tests

          Total return calculations

          Maintenance of books and records under Rule 31a-3.

     - Provide daily automated compliance with results delivered via SEI Manager Dashboard

               - SEI will consult with Tortoise on how to rectify a violation and communicate to Board

     -    Conduct secondary, T+2 quantitative compliance checks on portfolios

     -    Update and maintain limitations tests

     -    Research potential portfolio deviations

     -    Provide advisors with monthly summary of potential deviations

     -    Coordinate monthly tier classification verification with advisors

     -    Supply documentation on rated funds to rating agencies as requested

COMPLIANCE TRAINING & CONSULTING

     - Monitor regulatory developments and communicate material changes as needed

     -    Provide Tortoise with SEI's then current compliance manual

     -    Provide compliance training to Tortoise, Chief Compliance Officer

FUND MANAGEMENT

     -    Maintain the Fund's accounting books and records

     - Maintain the Fund's governing documents, including its articles, bylaws and minute books

     - Establish Board of Director's meeting agendas and resolutions, with the assistance of Company counsel

     -    Compile and distribute board books to Directors and interested parties

     -    Provide fund's outside counsel with SEI's input to board material

     - Attend Board of Directors and Fund shareholder meetings (in person or via telephone, as directed)

     - Prepare reports for the Board of Directors based on financial and administrative data

     - Prepare draft minutes of meetings of the Board of Directors and Fund shareholders for review and final approval by Fund counsel and the Board of Directors

     -    Monitor fidelity bond and director and officer liability coverage

     - Provide personnel to serve as officers of the Company if so elected by the Board of Directors

     - Develop, or assist legal counsel to the Fund in the development of, policies and procedures relating to the operation of the Fund

     -    Document portfolio compliance violations on a quarterly basis

     - Provide advisors with quarterly "advisor checklist" with affiliated trades and authorized signers

     - Provide consultation to the Fund and its adviser on regulatory matters relating to the operation of the Fund, and update the Fund and its adviser on significant regulatory and legislative developments which may affect the Fund

     - Provide consulting with respect to the ongoing design, development and operation of the Fund, including changes to investment objectives and policies, etc

     - Coordinate as necessary the registration or qualification of shares of the Fund with appropriate state securities authorities

     -    Provide reduced-rate insurance, both Director & Officer and Fidelity
          Bond

PRODUCE REGULATORY REPORTS

     - Coordinate with fund counsel on drafting and filing N-2, prospectuses, supplements and SAIs

     - Provide plot points and total return data for financial regulatory reporting (prospectuses, annuals, semi-annuals, proxies)

     - Coordinate with SEI Marketing and Tortoise on reviewing annuals, semi-annuals, and N-SARs (for marketing & compliance purposes)

     - Coordinate with SEI Marketing and Tortoise on design layout and proof content of all shareholder correspondence (for marketing & compliance purposes)

     - As requested by Tortoise, all shareholder reports and communication are to match the design and format of existing Tortoise shareholder reports and communication

     - Manage production timeline to ensure distribution meets all required deadlines

DISTRIBUTE REGULATORY REPORTS

     - Determine print quantities for fund direct shareholders and omnibus account beneficial shareholders.

     - Request distribution quantities and marketing quantities from Tortoise contact

     -    Coordinate distribution instructions with print vendor

SARBANES-OXLEY CERTIFICATION

     - Provide guidance and interpretations of Sarbanes-Oxley legislation and requirements

     - Issue applicable certification if SEI employee acts as either CEO or CFO of the Funds

     - Conduct periodic evaluation of disclosure controls and related internal controls through SEI's Management Compliance Monitoring and Oversight Committee

     - Provide any sub-certifications reasonably requested by the Company in connection with any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002

GENERAL LEGAL CONSULTING

     - Respond to ad hoc legal requests regarding mutual funds, where expertise resides at SEI

     - Provide interpretations of significant new federal securities laws and regulations when new laws are created

     -    Coordinate, as required, with Fund's outside legal counsel

PROJECT MANAGEMENT

     - Provide consulting and project planning/project management for new funds, products, share classes or load structures

     - Provide consulting and project planning/project management for launch of new fund

     - Provide project management and support for other fund related projects as agreed to by SEI and Tortoise

OPERATIONS SUPPORT

     - Provide an experienced Strategic Relationship Manager who is accountable for the delivery of Tortoise's operations

     -    Apply for CUSIPs when new funds are opened

     -    Apply for ticker symbols and media listings as appropriate

     -    Assist in resolving material "as of" trades

     -    Notify vendors of changes in products, policies, procedures

     - Compile third party financier reports, if necessary (FEP funding, etc.)

PROXY COORDINATION

     - Coordinate with Advisor and Fund's counsel on drafting, review and filing of annual proxy, including evaluating proxy distribution channels, coordinating with outside service provider to print and distribute proxies, track shareholder responses and tabulate voting results, and manage the proxy solicitation vendor, if necessary

TAX INFORMATION SUPPORT

     - Provide the necessary financial information to support the preparation and filing of tax returns

     -    Provide data for fiscal and calendar year shareholder disclosure

     -    Provide data for 1099's and supplemental tax letters

     -    Monitor wash sale losses

     -    Calculate eligible dividend income for corporate shareholders

     - File Form 1099 Miscellaneous for payments to Directors and other service providers

* References to Tortoise on Schedule A shall mean the Advisor or the Fund, as appropriate

                               [END OF SCHEDULE A]

                                   SCHEDULE B
                         TO THE ADMINISTRATION AGREEMENT
                          DATED AS OF OCTOBER ___, 2005
                                     BETWEEN
                   TORTOISE NORTH AMERICAN ENERGY CORPORATION
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

Fees: Pursuant to Article 4, Fund shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily managed assets of the Fund:

       0.05% of aggregate average daily managed assets up to and including $500 million;

       and

       0.04% of aggregate average daily managed assets exceeding $500 million.

       Subject to a minimum annual fee of $100,000.

Term: This Agreement shall become effective on completion of the initial public offering of common stock of the Company and shall remain in effect through October 31, 2006 ("Initial Term") and, thereafter, for successive terms of 1 year (each a "Renewal Term"), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof. The fees outlined above will remain in effect until October 31, 2008, or such shorter period as is mutually agreed upon by the parties.

Misc.: Fund acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge against the Fund in the event the Fund has not implemented by the first anniversary of this Agreement an automated trade ticket process with Administrator to facilitate the orderly and timely processing of portfolio transactions, valuations and reconciliations. Administrator agrees to provide implementation assistance to Fund.

                               [END OF SCHEDULE B]